UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 31, 2009

NovaMed, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26625	36-4116193
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

980 North Michigan Avenue, Suite 1620, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 664-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In December 2008, the Board of Directors of NovaMed, Inc. (the “Company”) promoted Graham B. Cherrington to Executive Vice President Operations.  Recently, the Compensation Committee of the Board of Directors of the Company reviewed the severance arrangements with its senior executives.  In doing so, the Compensation Committee approved modifications to Mr. Cherrington’s severance arrangements to conform to the severance arrangements of the Company’s other Executive Vice President, Scott T. Macomber.  After giving effect to these modifications, if the Company were to terminate Mr. Cherrington without cause, Mr. Cherrington would receive severance compensation in a fixed amount equal to this then-current base salary for a period of 14 months, health benefits for such period, and his pro rata cash incentive compensation.  Mr. Cherrington’s severance will increase to 15 months in March 2010 based on additional service time. If Mr. Cherrington’s employment is terminated following a change in control of the Company, by Mr. Cherrington for good reason or by the Company without cause, he would receive an amount equal to 150% of the sum of his annual base salary and targeted incentive bonus plus health benefits for 18 months. If Mr. Cherrington terminates his employment after the one-year anniversary of a change in control, he would receive an amount equal to 75% of the sum of his annual base salary and targeted incentive bonus plus health benefits for 9 months.

In addition, the Compensation Committee also approved modifications to the severance arrangements with Thomas S. Hall, the Company’s President, Chief Executive Officer and Chairman of the Board.  Prior to giving effect to this modification, if the Company were to terminate Mr. Hall without cause, he would receive severance compensation in a fixed amount equal to his then-current base salary and pro rata cash incentive compensation for twelve months, plus health benefits for this period.  The Compensation Committee increased Mr. Hall’s severance period from twelve months to eighteen months.  There were no changes to Mr. Hall’s severance period in the event of a termination of employment following a change in control.

The Compensation Committee also approved conforming amendments to the employment agreements of Messrs. Hall, Cherrington and Macomber to modify their severance arrangements to reflect the increase in the target award percentages payable to each of them that was approved by the Compensation Committee in February 2009.  At its February 18, 2009 meeting, the Compensation Committee increased Mr. Hall’s target award percentage from 50% to 75%, and increased Messrs. Macomber and Cherrington’s target award percentages from 35% to 50%.  These targeted incentive bonus awards are relevant for each executive’s severance calculation in the event of a termination of employment following a change in control of the Company by the executive for good reason or by the Company without cause.

As a result of the foregoing, on July 31, 2009 the Company entered into amended and restated employment agreements with Messrs. Hall, Macomber and Cherrington.  The foregoing descriptions of the amended and restated employment agreements are qualified in their entirety by reference to the employment agreements filed as Exhibits 10.5, 10.8 and 10.25 hereto, which are hereby incorporated by reference herein.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Title

10.5	Amended and Restated Employment Agreement dated July 31, 2009 with Scott T. Macomber

10.8	Amended and Restated Employment Agreement dated July 31, 2009 with Thomas S. Hall

10.25	Amended and Restated Employment Agreement dated July 31, 2009 with Graham B. Cherrington

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaMed, Inc.

Dated: August 3, 2009	By:	/s/ Scott T. Macomber
Scott T. Macomber Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Title

10.5	Amended and Restated Employment Agreement dated July 31, 2009 with Scott T. Macomber

10.8	Amended and Restated Employment Agreement dated July 31, 2009 with Thomas S. Hall

10.25	Amended and Restated Employment Agreement dated July 31, 2009 with Graham B. Cherrington